First Oak Brook Bancshares, Inc. Announces Cash Dividends to Rise 12.3%;
           Corporate Governance Changes; Bank Organizational Changes;
                            and Promotions and Hires

                Cash Dividends to increase 12.3% in April, 2003.

    OAK BROOK, Ill.--(BUSINESS WIRE)--Jan. 29, 2003--

     First Oak Brook Bancshares, Inc. (NASDAQ:FOBB) reported that for the 12th consecutive year the Company has increased its quarterly cash dividend. The new quarterly cash dividend is $.16 per share, up 12.3% from $.1425 per share. The higher cash dividend will be paid on or before April 18, 2003, to shareholders of record on April 7, 2003.

     Richard M. Rieser, Jr., Company President, remarked, "The Board felt comfortable declaring the higher April cash dividends following record 3rd Quarter and 4th Quarter, 2002, earnings. The enhanced dividend yield of 2.1% and dividend payout ratio aligns us closely with our peer group averages."

     Company Approves Revisions to its Corporate Governance Policies.

     The Board approved revisions to certain of its corporate governance policies. These are intended to conform Board governance with the Sarbanes-Oxley Act, proposals being considered by NASDAQ and the SEC, and by the Board's understanding of best practices. Because of the Company's desire to be an "early adopter," the Board may have to make adjustments to these policies as final rules are issued.

     Among the more important policies the Board formally adopted are the following:

     Independence. A majority of the Board shall be independent. As of March 1, 2003, six of nine directors will be independent. In furtherance of the Board's policy regarding director independence, Robert Wrobel, a Company and Bank
Director and Bank Officer, has resigned from his positions effective March 1, 2003. Mr. Wrobel is also CEO of Amalgamated Bank, which for regulatory purposes is deemed an affiliate of Oak Brook Bank. Likewise, Mr. Rieser, Company President and Oak Brook Bank CEO, has resigned as an Officer of Amalgamated Bank.

     Retirement. Directors shall not stand for reelection after age 72, subject to a grandfather provision.

     Independent Directors' Committee. The Board established a new committee solely of its six independent directors to be responsible for corporate governance, nominations, and compensation and benefits. Director Michael Stein was named Chair.

     Audit Committee. The Audit Committee consisting solely of four independent directors adopted a charter giving it broad powers consistent with the new legislation and proposed rules. Director Charles Gries was named Chair and designated as the Committee's "financial expert."

     Code of Business Conduct. Although the Company has a number of policies already in place demanding honest and ethical behavior, the Board resolved to undertake a review of its policies and to issue a comprehensive Code of Business Conduct. This Code will address, among other things, conflicts of interest, the taking of corporate opportunities, maintaining confidentiality of information, fair dealing, protection and proper use of corporate assets, compliance with laws, rules and regulations (including insider trading laws), and encouraging reporting of illegal and unethical behavior. Any illegal or improper behavior regarding material audit, accounting or financial matters shall be reported to the Audit Committee Chair. The Company also prohibits retaliation against "whistleblowers."

     Oak Brook Bank Subsidiary to Establish New Directors' Loan Committee. Previously the Oak Brook Bank Board reviewed large loans at its quarterly meetings after their approval at the Bank's loan committee. Effective immediately, the Bank is establishing an eight person Directors' Loan Committee to meet monthly. The Committee consists of directors with substantial lending and financial expertise. This initiative is designed to bring directors' approval closer to the actual time of borrowers' requests, bring maximum expertise to the loan approval process, and allow more time at the quarterly meetings for the Board to consider strategic objectives and other important issues.

     Details of the new corporate governance policies will be made available shortly at the Company's website www.firstoakbrook.com.

     Oak Brook Bank Organizational Changes.

     The Board announced several adjustments to the Bank's organizational structure. The changes are primarily intended to create a better platform for future growth. Specifically, the changes emphasize the need to focus on depth of skills over breadth, to better align skills with objectives, and to provide additional career paths for the bank's talented officer corps. To this end, the Bank is pleased to announce the following:

     Richard M. Rieser, Jr., 59, currently Company President and Bank Chairman and CEO, assumes the added title of Bank President.

     George Clam, 52, currently Bank President, steps up to Vice-Chairman of the Bank Board and joins the Office of Chairman. Mr. Clam will serve in an expanded role as Chief Credit and Risk Officer. In this capacity, he will Chair the new Directors' Loan Committee, the Bank's Internal Loan Committee, the Investment Management and Trust Department's, Investment Committee, and the Bank's Investment and Asset/Liability (ALCO) Committee. He will be directly responsible for the Credit Administration, Audit, and Investment Departments. He will also head the Bank's loan review and risk monitoring functions.

     Brian England, 40, currently Executive Vice President and in charge of the Bank's Commercial and Institutional Banking Departments, has been promoted to Senior Executive Vice President and will also have the Commercial Lending and Commercial Real Estate Lending Departments reporting to him. As the Company's Chief Marketing Officer, his focus will be on expanding the sales capabilities within Commercial Lending and Commercial Real Estate Lending.

     Commenting on this realignment, Richard M. Rieser, Jr. Bank CEO, said, "Over the past ten years, we have had remarkable results whenever we separated origination and processing functions. We first applied this model in residential mortgage lending, then expanded it to Treasury Management, Investment Management, and Indirect Lending. Over this last decade, we've grown in these areas from just 2 full-time sales persons on the street to 30, and the business development results have been dramatic. But we resisted applying this model to commercial lending, looking, instead, for the optimum combination of sales and credit skills in each lender. The fact is, we recognize borrowing prospects want and expect both those skills sets in each lender. While we still can't prefer at the line officer level one skill set over the other (that is, credit over sales or vice versa), we think at the management level we can and should provide the best in leadership, motivation, organization, and training in both disciplines. We concluded the way to achieve this goal is to team George Clam's expertise in credit with Brian England's in marketing. We're very optimistic this partnership will propel our commercial lending growth and mitigate risk."

     Other Key Promotions and Hires.

     In addition to the promotions mentioned above, the Bank also announces the following key promotions:

     Rose Bouman, 45, currently Executive Vice President and Chief Financial Officer to Senior Executive Vice President. In addition to serving as CFO, Retail Banking, Retail Lending, Operations, IT and Systems, Treasury Management, Treasury Management Operations, and Accounting and Financial Reporting report to her.

     James McGrath, 38, currently Vice President in charge of Institutional Banking, to Executive Vice President and Head of Commercial and Institutional Banking.

     Jill Wachholz, 35, Vice President and Controller of the Bank, was promoted to Chief Accounting Officer and Controller of both the Company and the Bank.

     Mitch Belon, 41; Kori Lannon, 31; and Roger Teeling, 34, all Vice Presidents, were each promoted to Division Head in the Commercial Banking Department.

     John Falduto, 35, Vice President in the Investment Management Department, was also named a Division Head.

     Roger Dold, 35, Assistant Vice President and Advertising and Public Relations Director, was named a Vice President.

     Elizabeth Pierson, 31, Assistant Vice President in Operations, was named Vice President.

     Linda Jelinek, 37, joined the Bank as Vice President and Head of Human Resources. Previously she worked for 15 years at Superior Bank, most recently as Director of Human Resources. She holds a BA in Management from North Central College.

     Management Training Program produces nine new officers.

     Nine former management trainees were promoted to officers. These are Zammy Arcos, Loyola University-Chicago; Scott Bachmann, Indiana University; Tricia Girolami, University of Illinois; Sarah Hamel, Brown University; Chris Hutter, University of Illinois; Karimah Johnson, University of Illinois; Shavon Johnson, Washington University; Dorothy Pudzisz, Northwestern University; and Craig Venvertloh, University of Notre Dame.

     The Bank now operates 15 offices in Addison, Aurora, Bensenville, Bolingbrook, Broadview, Burr Ridge, Countryside, Glen Ellyn, LaGrange, Lisle, Oak Brook, Naperville, Warrenville, Glenview and Chicago. Thirteen are in the western suburbs of Chicago, one on the North Shore, and one in downtown Chicago. As previously announced, the Bank expects to start construction on its 16th office in St. Charles, Illinois in March and to open its 17th office at Graue Mill adjacent to Hinsdale, Illinois, in summer, 2003.

     First Oak Brook Bancshares, Inc., the 11th largest independent, publicly held bank holding company headquartered in Illinois, is traded on the NASDAQ Stock Market under the symbol FOBB.


    CONTACT: First Oak Brook Bancshares, Inc.
             Rosemarie Bouman, 630/571-1050 ext. 258
             rbouman@obb.com